Exhibit 12
                        PennFed Financial Services, Inc.
               Computation of Ratios of Earnings to Fixed Charges

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                                                                                     Year ended June 30,
                                                        ----------------------------------------------------------------------------
                                                           2000            1999           1998            1997            1996
                                                        ------------    ------------   ------------    ------------    ------------
Earnings:
     Earnings before income tax expense                    $ 19,921        $ 17,761       $ 17,440        $ 11,091        $ 12,952
     Add: interest on borrowed funds                         27,575          23,270         19,843          12,901           5,520

                                                        ------------    ------------   ------------    ------------    ------------
     Earnings before fixed charges excluding
         interest on deposits                                47,496          41,031         37,283          23,992          18,472
     Interest on deposits                                    46,758          48,648         48,200          40,172          33,601

                                                        ------------    ------------   ------------    ------------    ------------
     Earnings before fixed charges                         $ 94,254        $ 89,679       $ 85,483        $ 64,164        $ 52,073
                                                        ============    ============   ============    ============    ============

Fixed charges:
     Interest on borrowed funds                            $ 27,575        $ 23,270       $ 19,843        $ 12,901         $ 5,520
                                                        ============    ============   ============    ============    ============

     Fixed charges excluding interest on
         deposits                                          $ 27,575        $ 23,270       $ 19,843        $ 12,901         $ 5,520
     Interest on deposits                                    46,758          48,648         48,200          40,172          33,601

                                                        ------------    ------------   ------------    ------------    ------------
     Total fixed charges                                   $ 74,333        $ 71,918       $ 68,043        $ 53,073        $ 39,121
                                                        ============    ============   ============    ============    ============

     Ratio of earnings to fixed charges
         excluding interest on deposits                        1.72 x          1.76 x         1.88 x          1.86 x          3.35 x
                                                        ============    ============   ============    ============    ============

     Ratio of earnings to fixed charges
         including interest on deposits                        1.27 x          1.25 x         1.26 x          1.21 x          1.33 x
                                                        ============    ============   ============    ============    ============

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